SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. )*

Freshworks Inc.

(Name of Issuer)

Class A common stock, par value $0.00001 per share

(Title of Class of Securities)

358054104

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 27 Pages

Exhibit Index Contained on Page 26

CUSIP NO. 358054104	13 G	Page 2 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund L.P. ("ALF")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. Accel Leaders Fund Associates L.L.C. ("ALFA"), the general partner of ALF, may be deemed to have sole power to vote these shares, and Sameer K. Gandhi ("SKG"), a director of the issuer and a managing member of ALFA, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,493,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	9.2%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 37,963,820 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 5, 2021 (the “Form 10-Q”), plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF.

CUSIP NO. 358054104	13 G	Page 3 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Associates L.L.C. ("ALFA")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,493,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	9.2%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 37,963,820 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF.

CUSIP NO. 358054104	13 G	Page 4 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
166,920 shares issuable upon conversion of Class B Common Stock directly owned by ALFI16. SKG, a director of the issuer and a managing member of ALFI16, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
166,920 shares issuable upon conversion of Class B Common Stock directly owned by ALFI16. SKG, a director of the issuer and a managing member of ALFI16, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	166,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 34,637,100 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 166,920 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI16.

CUSIP NO. 358054104	13 G	Page 5 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II L.P. (“ALF2”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,432,110 shares issuable upon conversion of Class B Common Stock directly owned by ALF2. Accel Leaders Fund II Associates L.L.C. ("ALF2A"), the general partner of ALF2, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,432,110 shares issuable upon conversion of Class B Common Stock directly owned by ALF2. ALF2A, the general partner of ALF2, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,432,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	9.1%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 37,902,290 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2.

CUSIP NO. 358054104	13 G	Page 6 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
146,210 shares issuable upon conversion of Class B Common Stock directly owned by ALF2SP. ALF2A, the general partner of ALF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
146,210 shares issuable upon conversion of Class B Common Stock directly owned by ALF2SP. ALF2A, the general partner of ALF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	146,210
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 34,616,390 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP.

CUSIP NO. 358054104	13 G	Page 7 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Associates L.L.C. ("ALF2A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,578,320 shares issuable upon conversion of Class B Common Stock, of which 3,432,110 are directly owned by ALF2, and 146,210 are directly owned by ALF2SP. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,578,320 shares issuable upon conversion of Class B Common Stock, of which 3,432,110 are directly owned by ALF2, and 146,210 are directly owned by ALF2SP. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,578,320
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	9.4%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 38,048,500 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2, plus (iii) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP.

CUSIP NO. 358054104	13 G	Page 8 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
180,420 shares issuable upon conversion of Class B Common Stock directly owned by ALFI19. SKG, a director of the issuer and a managing member of ALFI19, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
180,420 shares issuable upon conversion of Class B Common Stock directly owned by ALFI19. SKG, a director of the issuer and a managing member of ALFI19, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	180,420
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 34,650,600 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 180,420 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI19.

CUSIP NO. 358054104	13 G	Page 9 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II L.P. (“AGF2”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
19,671,930 shares issuable upon conversion of Class B Common Stock directly owned by AGF2. Accel Growth Fund II Associates L.L.C ("AGF2A"), the general partner of AGF2, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
19,671,930 shares issuable upon conversion of Class B Common Stock directly owned by AGF2. AGF2A, the general partner of AGF2, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	19,671,930
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	36.3%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 54,142,110 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 19,671,930 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2.

CUSIP NO. 358054104	13 G	Page 10 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,425,000 shares issuable upon conversion of Class B Common Stock directly owned by AGF2SP. AGF2A, the general partner of AGF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,425,000 shares issuable upon conversion of Class B Common Stock directly owned by AGF2SP. AGF2A, the general partner of AGF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,425,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	4.0%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 35,895,180 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 1,425,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP.

CUSIP NO. 358054104	13 G	Page 11 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II Associates L.L.C ("AGF2A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
21,096,930 shares issuable upon conversion of Class B Common Stock, of which 19,671,930 are directly owned by AGF2, and 1,425,000 are directly owned by AGF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
21,096,930 shares issuable upon conversion of Class B Common Stock, of which 19,671,930 are directly owned by AGF2, and 1,425,000 are directly owned by AGF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	21,096,930
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	38.0%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 55,567,110 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 19,671,930 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2, plus (iii) 1,425,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP.

CUSIP NO. 358054104	13 G	Page 12 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,112,010 shares issuable upon conversion of Class B Common Stock directly owned by AGFI13. SKG, a director of the issuer and a managing member of AGFI13, may be deemed to have shared power to vote of these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,112,010 shares issuable upon conversion of Class B Common Stock directly owned by AGFI13. SKG, a director of the issuer and a managing member of AGFI13, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,112,010
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.8%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 36,582,190 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 2,112,010 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGFI13.

CUSIP NO. 358054104	13 G	Page 13 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III L.P. (“AIN3”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
30,117,590 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. Accel India III Associates L.P. (“AIN3A LP”), the general partner of AIN3, may be deemed to have sole power to vote these shares, and Accel India III GP Associates Ltd. (“AIN3A”), the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
30,117,590 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	30,117,590
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	46.6%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 64,587,770 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 30,117,590 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 14 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III Associates L.P. (“AIN3A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
30,117,590 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
30,117,590 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	30,117,590
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	46.6%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 64,587,770 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 30,117,590 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 15 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III GP Associates Ltd. (“AIN3A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
30,117,590 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
30,117,590 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	30,117,590
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	46.6%(1)
12	TYPE OF REPORTING PERSON*	CO

(1) Based on 64,587,770 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 30,117,590 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 16 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III Investors L.L.C. (“AIN3INV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
3,015,080 shares issuable upon conversion of Class B Common Stock directly owned by AIN3INV. SKG, a director of the issuer and a managing member of AIN3INV, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
		3,015,080 shares issuable upon conversion of Class B Common Stock directly owned by AIN3INV. SKG, a director of the issuer and a managing member of AIN3INV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,015,080
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.0%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 37,485,260 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 3,015,080 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3INV.

CUSIP NO. 358054104	13 G	Page 17 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV L.P. (“AIN4”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. Accel India IV Associates L.P. (“AIN4A LP”), the general partner of AIN4, may be deemed to have sole power to vote these shares, and Accel India IV GP Associates Ltd. (“AIN4A”), the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.8%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 35,097,840 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 18 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV Associates L.P. (“AIN4A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.8%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 35,097,840 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 19 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV GP Associates Ltd. (“AIN4A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.8%(1)
12	TYPE OF REPORTING PERSON*	CO

(1) Based on 35,097,840 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 20 of 27

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV Investors L.L.C. (“AIN4INV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
37,380 shares issuable upon conversion of Class B Common Stock directly owned by AIN4INV. SKG, a director of the issuer and a managing member of AIN4INV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
37,380 shares issuable upon conversion of Class B Common Stock directly owned by AIN4INV. SKG, a director of the issuer and a managing member of AIN4INV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	37,380
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 34,507,560 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 37,380 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4INV.

CUSIP NO. 358054104	13 G	Page 21 of 27

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sameer K. Gandhi ("SKG")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
64,425,950 shares issuable upon conversion of Class B Common Stock, of which 3,493,640 are directly owned by ALF, 166,920 are directly owned by ALFI16, 3,432,110 are directly owned by ALF2, 146,210 are directly owned by ALF2SP, 180,420 are directly owned by ALFI19, 19,671,930 are directly owned by AGF2, 1,425,000 are directly owned by AGF2SP, 2,112,010 are directly owned by AGFI13, 30,117,590 are directly owned by AIN3, 3,015,080 are directly owned by AIN3INV, 627,660 are directly owned by AIN4, and 37,380 are directly owned by AIN4INV. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote these shares. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote these shares. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer, AIN3A, and AIN4A, and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
64,425,950 shares issuable upon conversion of Class B Common Stock, of which 3,493,640 are directly owned by ALF, 166,920 are directly owned by ALFI16, 3,432,110 are directly owned by ALF2, 146,210 are directly owned by ALF2SP, 180,420 are directly owned by ALFI19, 19,671,930 are directly owned by AGF2, 1,425,000 are directly owned by AGF2SP, 2,112,010 are directly owned by AGFI13, 30,117,590 are directly owned by AIN3, 3,015,080 are directly owned by AIN3INV, 627,660 are directly owned by AIN4, and 37,380 are directly owned by AIN4INV. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to dispose of these shares. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to dispose of these shares. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer, AIN3A, and AIN4A, and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	64,425,950
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	65.1%(1)
12	TYPE OF REPORTING PERSON	IN

(1) Based on 98,896,130 shares of Class A Common Stock, calculated as follows, (i) 34,470,180 shares of Class A Common Stock outstanding as of October 31, 2021, as reported by the issuer in its Form 10-Q, plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF, plus (iii) 166,920 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI16, plus (iv) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2, plus (v) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP, plus (vi) 180,420 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI19, plus (vii) 19,671,930 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2, plus (viii) 1,425,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP, plus (ix) 2,112,010 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGFI13, plus (x) 30,117,590 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3, plus (xi) 3,015,080 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3INV, plus (xii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4, plus (xiii) 37,380 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4INV.

CUSIP NO. 358054104	13 G	Page 22 of 27

ITEM 1(A)	NAME OF ISSUER Freshworks Inc.
ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES 2950 S. Delaware Street, Suite 201 San Mateo, CA 94403
ITEM 2(A).

NAME OF PERSONS FILING

This joint Schedule 13G is being filed by Accel Leaders Fund L.P. ("ALF"), Accel Leaders Fund Associates L.L.C. ("ALFA"), Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”) Accel Leaders Fund II L.P. (ALF2), Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”), Accel Leaders Fund II Associates L.L.C. ("ALF2A"), Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”), Accel Growth Fund II L.P. (“AGF2”), Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”), Accel Growth Fund II Associates L.L.C ("AGF2A"), Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”), Accel India III L.P. (“AIN3”), Accel India III Associates L.P. (“AIN3A LP”), Accel India III GP Associates Ltd. (“AIN3A”), Accel India III Investors L.L.C. (“AIN3INV”), Accel India IV L.P. (“AIN4”), Accel India IV Associates L.P. (“AIN4A LP”), Accel India IV GP Associates Ltd. (“AIN4A”), Accel India IV Investors L.L.C. (“AIN4INV”), and Sameer K. Gandhi ("SKG"). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ALFA, the general partner of ALF, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALF. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALF2 and ALF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AGF2 and AGF2SP. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AIN3, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote and sole power to dispose of these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AIN4, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote and sole power to dispose of these shares. SKG, a director of the issuer, AIN3A, and AIN4A, may be deemed to have shared power to vote and sole power to dispose of these shares. SKG, a director of the issuer and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to vote and sole power to dispose of these shares.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE The address for each of the Reporting Persons is: Accel Partners 500 University Avenue Palo Alto, CA 94301
ITEM 2(C).

CITIZENSHIP

ALF, ALF2, ALF2SP, AGF2, and AGF2SP, are Delaware limited partnerships. ALFA, ALFI16, ALF2A, ALFI19, AGF2A, and AGFI13, are Delaware limited liability companies. AIN3, AIN3A LP, AIN4, and AIN4A LP are Cayman Islands limited partnerships. AIN3INV and AIN4INV are Cayman Islands limited liability companies. AIN3A and AIN4A are Cayman Islands limited companies. SKG is a United States Citizen.

ITEM 2(D).	TITLE OF CLASS OF SECURITIES Class A common stock, par value $0.00001 per share
ITEM 2(E).	CUSIP NUMBER 358054104
ITEM 3.	Not Applicable

ITEM 4.	OWNERSHIP Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of Class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote:
See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:
See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of ALF, ALF2, ALF2SP, AGF2, AGF2SP, AIN3, AIN3A LP, AIN4, and AIN4A LP, and the limited liability company agreements of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3A, and AIN4A, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not Applicable.
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not Applicable.

ITEM 10.	CERTIFICATION. Not Applicable.

CUSIP NO. 358054104	13 G	Page 25 of 27

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2022

Entities:

Accel Leaders Fund L.P.*

Accel Leaders Fund Associates L.L.C.*

Accel Leaders Fund Investors 2016 L.L.C. *

Accel Leaders Fund II L.P.*

Accel Leaders Fund II Strategic Partners L.P.*

Accel Leaders Fund II Associates L.L.C.*

Accel Leaders Fund II Investors (2019) L.L.C.*

Accel Growth Fund II L.P.*

Accel Growth Fund II Strategic Partners L.P.*

Accel Growth Fund II Associates L.L.C.*

Accel Growth Fund Investors 2013 L.L.C.*

Accel India III L.P.*

Accel India III Associates L.P.*

Accel India III GP Associates Ltd.*

Accel India III Investors L.L.C.*

Accel India IV L.P.*

Accel India IV Associates L.P.*

Accel India IV GP Associates Ltd.*

Accel India IV Investors L.L.C.*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed entities

Individuals:

Sameer K. Gandhi*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed individual

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 358054104	13 G	Page 26 of 27

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	27

CUSIP NO. 358054104	13 G	Page 27 of 27

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Freshworks Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 11, 2022

Entities:

Accel Leaders Fund L.P.*

Accel Leaders Fund Associates L.L.C.*

Accel Leaders Fund Investors 2016 L.L.C. *

Accel Leaders Fund II L.P.*

Accel Leaders Fund II Strategic Partners L.P.*

Accel Leaders Fund II Associates L.L.C.*

Accel Leaders Fund II Investors (2019) L.L.C.*

Accel Growth Fund II L.P.*

Accel Growth Fund II Strategic Partners L.P.*

Accel Growth Fund II Associates L.L.C.*

Accel Growth Fund Investors 2013 L.L.C.*

Accel India III L.P.*

Accel India III Associates L.P.*

Accel India III GP Associates Ltd.*

Accel India III Investors L.L.C.*

Accel India IV L.P.*

Accel India IV Associates L.P.*

Accel India IV GP Associates Ltd.*

Accel India IV Investors L.L.C.*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed entities

Individuals:

Sameer K. Gandhi*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed individual

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.